Exhibit d(v)
                              MANAGEMENT AGREEMENT


      THIS MANAGEMENT AGREEMENT (the "Agreement") made between the RISING DIVIDENDS FUND (hereinafter called the "Fund") a series of the Franklin Valuemark Funds, a Massachusetts business trust (hereinafter called the "Trust"), and FRANKLIN ADVISORY SERVICES, LLC, a Delaware limited liability company, (hereinafter called the "Manager").

                               W I T N E S S E T H

      WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

      WHEREAS, the Trust desires to retain the Manager to render advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Manager is interested in furnishing said advice and services.

      NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

      l. The Trust hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and investment management services with respect to the assets of the Fund, subject to the supervision and direction of the Trust's Board of Trustees. The Manager shall, except as otherwise provided for herein, render or make available all administrative services needed for the management and operation of the Fund, and shall, as part of its duties hereunder, (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund's assets and the purchase and sale of its portfolio securities, including the taking of such other steps as may be necessary to implement such advice and recommendations, (ii) furnish the Fund with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust's Board of Trustees may request, (iii) furnish such office space and personnel as is needed by the Fund, and (iv) in general super intend and manage the investments of the Fund, subject to the ultimate supervision and direction of the Trust's Board of Trustees.

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      2. The Manager shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

      3. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent for the Fund. It is expressly understood and agreed that the services to be rendered by the Manager to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

      4. The Manager agrees to use its best efforts in the furnishing of such advice and recommendations to the Fund, in the preparation of reports and information, and in the management of the Fund's assets, all pursuant to this Agreement, and for this purpose the Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager may desire and request.

      5. The Fund will from time to time furnish to the Manager detailed statements of the investments and assets of the Fund and information as to its investment objectives and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to its investments as may be in the possession of the Fund or available to it and such other information as the Manager may reasonably request.

      6. The Manager shall bear and pay the costs of rendering the services to be performed by it under this Agreement including the fees and costs of any sub-adviser with which the Manager has contracted. The Fund shall bear and pay for all other expenses of its operation, including, but not limited to, expenses incurred in connection with the issuance, registration and transfer of its shares; fees of its custodian, transfer and shareholder servicing agent; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required by the 1940 Act; expenditures in connection with meetings of the Fund's Shareholders and Board of Trustees, except those called

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solely to accommodate the Manager; salaries of officers and fees and expenses of Board of Trustees or members of any advisory board or committee of the Fund who are not members of, affiliated with or interested persons of the Manager; salaries of personnel (who may be employed by the Manager) involved in placing orders for the execution of the Fund's portfolio transactions or in maintaining registration of its shares under applicable securities laws; insurance premiums on property or personnel of the Fund which inure to its benefit; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to its shareholders; expenses incurred in the distribution of the Fund's shares pursuant to the Rule l2b-l Distribution Plan as set forth in section 15 below; legal, auditing and accounting fees; trade association dues; fees and expenses of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

      7. (a) The Fund agrees to pay to the Manager, and the Manager agrees to accept, as full compensation for all administrative and investment management services furnished or provided to the Fund and as full reimbursement for all expenses assumed by the Manager, a management fee computed at the rate of 0.75% per annum on the first $500 million of the average daily net assets of the Fund,
0. 625% per annum on the next $500 million of the average daily net assets of the Fund, and 0.50% per annum on the average daily net assets of the Fund in excess of $1 billion.

            (b) The management fee shall be accrued daily by the Fund and paid to the Manager on the first business day of the succeeding month. The initial monthly fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement. The fee to the Manager shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month. If this Agreement is terminated prior to the end of any month, the fee to the Manager shall be payable within ten (l0) days after the date of termination.

            (c) To the extent that the gross operating costs and expenses of the Fund (excluding any interest, taxes, brokerage commissions, amortization of organization expense, and, with the prior written approval of any state securities commission requiring same, any extraordinary expenses, such as litigation), exceed the most stringent expense limitation requirements of the states in which shares of the Fund are qualified for sale, the Manager shall reimburse the Fund for the amount of such excess.

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            (d) The Manager may waive any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement. Any such waiver shall be applicable only with respect to the specific items waived and shall not constitute a waiver of any future compensation or reimbursement due to the Manager hereunder.

      8. The Manager agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers and directors or bona fide employees of the Manager or any trust, pension, profit sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

      9. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Declaration of Trust or By-Laws or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Fund.

      10. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

            (b) Notwithstanding the foregoing, the Manager agrees to reimburse the Fund for any and all costs, expenses, and counsel fees reasonably incurred by the Fund in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, the holding of meetings of the shareholders, or Board of Trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Fund incurs as the result of action or inaction of the Manager or any of its shareholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the shares or control of the Manager or its affiliates (or litigation related to any pending or proposed future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Trust's Board of Trustees; or (ii) is within the sole control of the Manager or any of its affiliates or any of their officers, directors, employees or shareholders. The Manager

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shall not be obligated pursuant to the provisions of this Subparagraph 10(b), to reimburse the Fund for any expenditures related to the institution of an administrative proceeding or civil litigation by the Fund or a Fund shareholder seeking to recover all or a portion of the proceeds derived by any shareholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters. So long as this Agreement is in effect, the Manager shall pay to the Fund the amount due for expenses subject to this Subparagraph 10(b) within thirty (30) days after a bill or statement has been received by the Fund therefor. This provision shall not be deemed to be a waiver of any claim the Fund may have or may assert against the Manager or others for costs, expenses, or damages heretofore incurred by the Fund or for costs, expenses, or damages the Fund may hereafter incur which are not reimbursable to it hereunder.

            (c) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer, director or employee of the Manager, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

      11. This Agreement shall remain in effect for a period of two years from its effective date, unless sooner terminated as hereinafter provided, and shall continue in effect thereafter for periods not exceeding one year so long as such continuation is approved at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

      12. This Agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' written notice to the Manager, and by the Manager upon sixty (60) days' written notice to the Trust.

      13. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

      14. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund.

      15. The provisions set forth in this section number 15 (hereinafter referred to as the "Plan") have been adopted pursuant to Rule 12b-1 under the 1940 Act, by the Trust, having been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the

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Trust and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested Trustees"), cast in person at a meeting called for the purpose of voting on such Plan. The Board of Trustees concluded that the rate of compensation to be paid to the Manager by the Fund was fair and not excessive, but that due solely to the uncertainty that may exist from time to time with respect to whether payments made by the Fund to the Manager or to other firms may nevertheless be deemed to constitute distribution expenses, it was determined that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders or policyholders having an interest in the Fund. The Trustees' approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders or policyholders investing in the Fund.

            No additional payments are to be made by the Fund as a result of the Plan other than the payments the Fund is otherwise obligated to make (i) to the Manager pursuant to section 7 of this Agreement, (ii) to its Transfer and Dividend Paying Agents or Custodian, pursuant to the Agreements with each such party as in effect at any time, and (iii) in payment of any expenses of the Fund in the ordinary course of business that may be deemed primarily intended to result in the sale of shares issued by the Fund. However, to the extent any of such other payments by the Fund, to or by the Manager, or to the Fund's Agents, are nevertheless deemed to be payments for the financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been made pursuant to the Plan as set forth herein. The costs and activities, the payment of which are intended to be within the scope of the Plan, shall include, but not necessarily be limited to, the following:

            (a) the costs of the preparation, printing and mailing of all required reports and notices to shareholders or policyholders investing in the Fund;

            (b) the costs of the preparation, printing and mailing of all prospectuses and statements of additional information;

            (c) the costs of preparation, printing and mailing of any proxy statements and proxies;

            (d) all legal and accounting fees relating to the preparation of any such reports, prospectuses, proxies and proxy statements;

            (e) all fees and expenses relating to the qualification of the Fund and/or its shares under the securities or "Blue Sky" laws of any jurisdiction;

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            (f) all fees under the Securities Act of 1933 and the 1940 Act, including fees in connection with any application for exemption relating to or directed toward the sale of the Fund's shares;

            (g) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance;

            (h) all costs of the preparation and mailing of confirmations of shares sold or redeemed, and reports of share balances;

            (i) all costs of responding to telephone or mail inquiries of investors or prospective investors; and

            (j) payments to dealers, financial institutions, advisers, or other firms, any one of whom may receive monies in respect of the Fund's shares held in accounts for policyholders for whom such firm is the dealer of record or holder of record, or with whom such firm has a servicing relationship. Servicing may include, among other things: (i) answering client inquiries regarding the Fund; (ii) assisting clients in changing account designations and addresses;
(iii) performing sub-accounting; (iv) establishing and maintaining shareholder or policyholder accounts and records; (v) processing purchase and redemption transactions; (vi) providing periodic statements showing a client's account balance and integrating such statements with those of other transactions and balances in the client's other accounts serviced by such firm; (vii) arranging for bank wires; and (viii) such other services as the Fund may request, to the extent such are permitted by applicable statute, rule or regulation.

            The terms and provisions of the Plan are as follows:

                    (a) The Manager shall report to the Board of Trustees of the Trust at least quarterly on payments for any of the activities in the second subparagraph of this section number 15, and shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with such payments in order to enable the Board to make an informed determination of whether the Plan should be continued.

                    (b) The Plan shall continue in effect for a period of more than one year from the date of this Agreement only so long as such continuance is specifically approved at least annually (from the date of this Agreement) by the Trust's Board of Trustees, including the non-interested Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

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                    (c) The Plan may be terminated with respect to the Fund at any time by vote of a majority of non-interested Trustees or by vote of a majority of the Fund's outstanding voting securities on not more than sixty (60) days written notice to any other party to the Plan, and the Plan shall terminate automatically with respect to the Fund in the event of any act that constitutes an assignment of this Management Agreement.

                    (d) The Plan may not be amended to increase materially the amount deemed to be spent for distribution without approval by a majority of the Fund's outstanding shares (as defined by the 1940 Act) and all material amendments to the Plan shall be approved by the non-interested Trustees cast in person at a meeting called for the purpose of voting on such amendment.

                    (e) So long as the Plan is in effect, the selection and nomination of the Trust's non-interested Trustees shall be committed to the discretion of such non-interested Trustees.

                    (f) Any termination of the Plan shall not terminate this Management Agreement or affect the validity of any of the provisions of this Agreement other than this section 15.

            16. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

            17. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

            18. The term "majority of the outstanding voting securities" of the Fund shall have the meaning as set forth in the 1940 Act.

            19. In consideration of the execution of this Agreement, the Manager hereby grants to the Fund and to the Trust the right to use the name "Franklin" as part of their names. The Trust agrees that in the event this Agreement is terminated, the Fund shall immediately take such steps as are necessary to remove the reference to "Franklin" from its name.

            20. The Manager acknowledges that it has received notice of and accepts the limitations of liability set forth in the Declaration of Trust of the Trust, and it agrees that the Fund's obligations hereunder shall be limited to the Fund and the assets of the Fund, and no party shall seek satisfaction of any such obligation from any shareholder, Trustee, officer, employee or agent of the Trust.

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the 1st day of April, 1999.



FRANKLIN VALUEMARK FUNDS on behalf
RISING DIVIDENDS FUND


By: /s/ Deborah R. Gatzek
        Vice President & Secretary



FRANKLIN ADVISORY SERVICES, LLC


By/s/ Leslie M. Kratter
      Secretary

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